October 30, 2003


Ms. Patricia Goings
Office of Thrift Supervision
1700 G. Street 3rd Floor
Washington, DC 20552


Dear Ms. Goings:

This report represents FinPro, Inc.'s ("FinPro's") updated independent appraisal of the estimated pro forma market value of the common stock (the "Common Stock") in connection with the conversion and reorganization of Synergy Financial Services, Inc. (the "Bank") from a two-tier mutual holding company structure to stock holding company structure (the "Conversion"). The Bank is currently a wholly owned subsidiary of Synergy Financial Group, Inc., a federal corporation (the "Mid-Tier"), which is the subsidiary of Synergy, MHC (the "MHC"), both of which will be merged out of existence. The Bank will become a wholly owned subsidiary of the Synergy Financial Group, Inc. (the "Company").

This appraisal update is furnished pursuant to market pricing as of October 30, 2003 and the Bank's results for the six months ended June 30, 2003. FinPro's original appraisal report, dated September 11, 2003, included the Bank's results for the six months ended June 30, 2003 and market pricing as of September 11, 2003. FinPro's updated appraisal report was dated October 3, 2003. FinPro's original and updated appraisal reports are incorporated herein as reference.


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Synergy Financial Group, Inc. Appraisal Update                            Page 1

In preparing this appraisal update, FinPro reviewed its original appraisal, the Bank's S-1 and the Bank's financial reports as of June 30, 2003 in light of recent developments in stock market conditions. FinPro reviewed other sources of public information that FinPro believes are reliable; however, FinPro cannot guarantee the accuracy and completeness of such information. FinPro's appraisal update is based upon the Bank's representation that the information contained in its prospectus and additional information furnished to us by same is truthful, accurate, and complete. FinPro did not independently verify the financial statements, and other information provided by the Bank, nor did FinPro independently value any of the Bank's assets or liabilities. This appraisal update considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

FinPro's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock in the conversion. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Bank's pro forma market value. FinPro, Inc. is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by FinPro, Inc. shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FinPro's opinion is based upon circumstances as of the date hereof, including current conditions in the United States securities markets. Events occurring after the date hereof, including, but not limited to, changes affecting the United States securities markets and subsequent results of operations of the Bank could materially affect the assumptions used in preparing this opinion.

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Synergy Financial Group, Inc. Appraisal Update                            Page 2

----------------------------------------
        REASONS FOR THE UPDATE
----------------------------------------


Due to changes in the market for thrift stocks between October 3, 2003 and October 30, 2003, FinPro re-examined its original and updated appraisals and updated for events and changes that occurred. In doing so, the following primary changes were observed:

1. Subscription interest in other thrift conversions continues to be strong. Bank Mutual, another second step conversion, oversubscribed and filed for a resolicitation with an appraisal that was 15% higher than the previous appraisal. Bank Mutual closed at the super maximum and traded up 17.80%. Flatbush Federal Bancorp (MHC) a MHC conversion in New York began trading on October 21, 2003 with an IPO price of $8.00 per share and closed at $13.10 per share. Lastly, on October 21, 2003, Rainer Pacific Financial, a standard conversion in the state of Washington, began trading and popped 70%. The strong performance of conversions warrants an adjustment for subscription interest from "upward" to "strong upward".

2.   The SNL Thrift Index increased 7.70% during this time frame (page 5).

3. The median stock price of the Comparable Group increased 1.32% (page 6). The Comparable Group median price to tangible book increased 3.04% and the median price to LTM core earnings multiple increased 2.52% (page 7).

4. FinPro reviewed the adjustment for recent regulatory matters. The adjustment has been changed from "downward" to "no adjustment". The reason for the change is that the repurchase limitation is applicable to all conversions and subscription interest in thrift conversions has not reflected this discount.

Based on these factors, FinPro has increased its estimated valuation range by 11.00%. The minority exchange value of the increased pricing range remains reasonable relative to the trading price of the Bank's minority shares.

Since the updated appraisal, the Bank has reclassified $26 thousand in intangibles and decided not to adopt the proposed 2003 stock bonus plan related to the award of approximately 9,600 shares of stock prior to the proposed "step 2". These changes are reflected in the pro forma analysis.

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Synergy Financial Group, Inc. Appraisal Update                            Page 3

----------------------------------------
      1. SUBSCRIPTION INTEREST IN
            OTHER CONVERSIONS
----------------------------------------

In the October 3, 2003 updated appraisal, FinPro placed an "upward" adjustment for subscription interest. Subscription interest in other thrift conversions has been strong since that date. Bank Mutual, another second step conversion, oversubscribed and filed for a resolicitation with an appraisal that was 15% higher than the previous appraisal. Bank Mutual closed at the super maximum and traded up 17.80%. Flatbush Federal Bancorp (MHC) a MHC conversion in New York began trading on October 21, 2003 with an IPO price of $8.00 per share and closed at $13.10 per share on the first day. Lastly, on October 21, 2003, Rainer Pacific Financial, a standard conversion in the state of Washington, began trading and popped 70%. The strong performance of conversions warrants an adjustment for subscription interest from "upward" to "strong upward".

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Synergy Financial Group, Inc. Appraisal Update                            Page 4

----------------------------------------
       2. THRIFT EQUITY MARKET
----------------------------------------


Since October 3, 2003, the market for thrift stocks, as measured by the SNL Thrift Index, increased 7.70%. The S&P 500 Index and the Dow Jones Industrial Average increased 1.66% and 2.24%, respectively. The index changes were as follows:

                         FIGURE 1 - PERIOD INDEX CHANGE


                                [GRAPHIC OMITTED]

Source: SNL Securities and FinPro Calculations



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Synergy Financial Group, Inc. Appraisal Update                            Page 5

----------------------------------------
      3. COMPARABLE GROUP PRICE
             APPRECIATION
----------------------------------------


Eleven of the twelve Comparable Group members experienced an increase in price. The median Comparable stock price increased 1.32% since October 3, 2003.

                       FIGURE 2 - COMPARABLE PRICE CHANGE

                                [GRAPHIC OMITTED]

Source:  SNL Securities and FinPro Calculations


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Synergy Financial Group, Inc. Appraisal Update                            Page 6

The Comparable Group's median price to LTM core earnings per share increased by 2.52% and the median price to tangible book value increased by 3.05%.

                     FIGURE 3 - COMPARABLE MULTIPLE CHANGES

                                [GRAPHIC OMITTED]

Source: SNL Securities and FinPro Calculations


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Synergy Financial Group, Inc. Appraisal Update                            Page 7

----------------------------------------
      4. RECENT REGULATORY MATTERS
----------------------------------------


FinPro reviewed the adjustment for recent regulatory matters. The adjustment has been changed from "downward" to "no adjustment". The reason for the change is that the repurchase limitation is attributable to all conversions and subscription interest in thrift conversions has not reflected this discount.


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Synergy Financial Group, Inc. Appraisal Update                            Page 8

----------------------------------------
        VALUATION DETERMINATION
----------------------------------------


As in our initial and updated appraisals, FinPro analyzed the pro forma price to core earnings, pro forma price to tangible book and pro forma price to book ratios in combination with one another in determining an appropriate pro forma estimated market value for the Bank.

Based on the factors discussed in this appraisal, it is FinPro's opinion that the estimated valuation range should be increased as of October 30, 2003. The increase in the estimated valuation range at the midpoint equates to an 11.00% increase in the number of shares issued.

As of October 30, 2003, FinPro believes that the valuation range of $94,155,750 at the midpoint, $80,032,390 at the minimum and $108,279,110 at the maximum ($124,520,980 at the adjusted maximum) is appropriate. The exchange value for each minority share will range from $28.15 per share at the midpoint to $37.23 per share at the super maximum.

                      FIGURE 4 - VALUE RANGE OFFERING DATA


                                [GRAPHIC OMITTED]

Source:  FinPro Computations


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Synergy Financial Group, Inc. Appraisal Update                            Page 9

                      FIGURE 5 - UPDATED PRICING MULTIPLES


                                [GRAPHIC OMITTED]

Source:  FinPro Computations

As Figure 6 demonstrates, the Bank is priced at a premium of 106.71% on a core earnings basis. A discount of 29.02% is applied to the Bank relative to the Comparable Group on a price to tangible book basis.

    FIGURE 6 - COMPARABLE PRICING MULTIPLES TO THE BANK'S PRO FORMA MIDPOINT


                                [GRAPHIC OMITTED]

Source:  FinPro Computations

As Figure 7 shows, at the super maximum of the range the Bank is priced at a premium of 175.66% on a core earnings basis. On a price to tangible book basis, the Bank is priced at a 20.32% discount to the Comparable Group.


  FIGURE 7 - COMPARABLE PRICING MULTIPLES TO THE BANK'S PRO FORMA SUPER MAXIMUM

                               [GRAPHIC OMITTED]
Source:  FinPro Calculations



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Synergy Financial Group, Inc. Appraisal Update                           Page 10

----------------------------------------
       THE BANK'S TRADING PRICE
----------------------------------------


On October 30, 2003, the Bank's stock closed at $32.10 per share. The new exchange value per minority share is $23.93, $28.15, $32.37 and $37.23 at the minimum, midpoint, maximum and super maximum, respectively. As such the Bank's current trading price equates to approximately the maximum of the estimated value range.

                         FIGURE 8 - STOCK PRICE HISTORY


                               [GRAPHIC OMITTED]

Source: NASDAQ


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Synergy Financial Group, Inc. Appraisal Update                           Page 11

----------------------------------------
        VALUATION CONCLUSION
----------------------------------------


It is, therefore, our opinion that as of October 30, 2003, the estimated pro forma market value of the Bank in a full offering was $94,155,750 at the midpoint of a range with a minimum of $80,032,390 to a maximum of $108,279,110 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value in a full offering is $124,520,980. The stock will be issued at $10.00 per share. At the midpoint of the EVR, 4,095,413 shares will be exchanged and 5,320,162 conversion shares will be issued based on an exchange ratio of 2.8152.



                                    Respectfully Submitted,



                                    /s/FinPro, Inc.

                                    FinPro, Inc.




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Synergy Financial Group, Inc. Appraisal Update                           Page 12

                                List of Exhibits


Exhibit

   1.  Change in Pricing Multiples
   2.  Industry Multiples
   3.  Pro Forma Analysis Sheet (Full Conversion Appraisal -  No Foundation)



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Synergy Financial Group, Inc. Appraisal Update                           Page 13